AMENDMENT NO. 2, dated as of March 26, 1996
          (this "Amendment"), to the Rights Agreement, dated as of November 21, 1988 (as amended by the Amendment thereto, dated November 5, 1995, the "Rights Agreement"), between First Interstate Bancorp, a Delaware corporation (the "Company"), and First Interstate Bank, Ltd. (the "Rights Agent").

                                  WITNESSETH

                    WHEREAS, on November 21, 1988, the Board of
          Directors of the Company authorized and declared a dividend distribution of one Right for each Common Share outstanding on the Record Date, each Right representing the right to purchase one Common Share upon the terms and subject to the conditions set forth in the Rights Agreement;

                    WHEREAS, the Rights remain issued and
          outstanding, and the Rights Agreement remains in effect with respect thereto;

                    WHEREAS, no Person has become an Acquiring
          Person, and no Distribution Date has occurred;

                    WHEREAS, Wells Fargo & Company, a Delaware corporation ("Wells Fargo"), and the Company have entered into an Agreement and Plan of Merger, dated January 23, 1996 (the "Merger Agreement"), pursuant to which the Company will merge with and into Wells Fargo; and

                    WHEREAS, in connection with the transactions contemplated by the Merger Agreement, the Board of Directors of the Company has approved this Amendment and has directed the proper officers of the Company to take all appropriate steps to amend the Rights Agreement, in accordance with Section 27 thereof, as set forth herein;

                    NOW, THEREFORE, in consideration of the
          premises and mutual agreements herein set forth, the parties hereby agree as follows:

                    1.  Amendment to Section 7(a)

                    Section 7(a) of the Rights Agreement is hereby amended to read in its entirety as follows:

                         "(a)  The registered holder of any Right
                    Certificate may exercise the Rights evidenced thereby (except as otherwise provided herein) in whole or in part at any time after the Distribution Date upon surrender of the Right Certificate, with the form of election to purchase on the reverse side thereof duly executed, to the Rights Agent at the principal office of the Rights Agent, together with payment of the Purchase Price for each Common Share as to which the Rights are exercised, at or prior to the earliest of (i) the close of business on December 31, 1998 (the 'Final Expiration Date'), (ii) the time at which the Rights are redeemed as provided in Section 23 hereof (the 'Redemption Date'), (iii) the time at which such Rights are exchanged as provided in Section 24 hereof or (iv) the Effective Time (as defined in the Agreement and Plan of Merger, dated as of January 23, 1996, by and between Wells Fargo & Company and the Company, as the same may be amended, modified or supplemented from time to time), after which time the Rights shall expire and this Agreement shall be of no further force or effect."

                    2. Effectiveness. This Amendment shall take effect immediately upon its execution. Except as amended hereby, the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected hereby.

                    3. Defined Terms. Capitalized terms used but not defined herein shall have the respective meanings assigned to them in the Rights Agreement.

                    4.  Governing Law.  This Amendment shall be
          deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.

                    5.  Counterparts.  This Amendment may be
          executed in any number of counterparts, each of which shall for all purposes be deemed to be an original and all of which shall together constitute but one and the same instrument.


                    IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.

                                           FIRST INTERSTATE BANCORP
        Attest:

                                           By:/s/ Theodore F. Craver, Jr.
        By:/s/ Ann M. Coons                   Name:  Theodore F. Craver, Jr.
           Name:  Ann M. Coons                Title: Executive Vice President
           Title: Assistant Secretary                and Treasurer

                                           FIRST INTERSTATE BANK
                                           OF CALIFORNIA, as successor in
                                           interest to First Interstate
                                           Bank, Ltd.
        Attest:
                                           By:/s/ Ronald E. Lug
        By:/s/ Edward S. Garlock              Name:  Ronald E. Lug
           Name:  Edward S. Garlock           Title: Vice President
           Title: Secretary